424(b)(3)
                                                      Registration No. 333-71418


                               January 9, 2002


[LOGO]


         Dear Shareholder:

         INSpire previously sent to you a proxy statement regarding a special meeting of shareholders of INSpire Insurance Solutions, Inc., requesting that you vote on two issues:
         1) A one-for-ten reverse stock split and a
         2) Rights Offering to shareholders

         We included in our mailing a prospectus and other materials relating to our Rights Offering. We announced today that shareholders had approved the reverse stock split and that the special meeting of stockholders had been adjourned to February 8th, 2002, to provide additional time for shareholders to vote on the Rights Offering. We also announced that we have extended to February 8th, 2002, the period during which shareholders will be permitted to exercise rights to purchase shares of the Company's common stock in the Rights Offering.

         To vote on the Rights Offering, please complete, date and return the proxy card enclosed with the proxy statement you received earlier or contact the bank or broker through which you own your shares and instruct them to how you wish your shares to be voted. Before completing your proxy card, you should read the proxy statement that you received earlier.

         To exercise your rights in the Rights Offering, please complete and return the Subscription Certificate that was enclosed with the prospectus you received earlier, if your shares are held directly in your name. If your shares are held in the name of your bank or broker, please contact your bank or broker to participate in the Rights Offering. Also, please carefully review the prospectus that we sent to you earlier, before deciding whether to exercise your rights.

         If you have questions or would like additional copies of the proxy or rights offering materials, including the prospectus, please contact Mellon Investor Services LLC, the Company's information agent, toll free at (800) 953-2599. Or you may contact INSpire directly:

         1) E-mail to INSpire Investor Relations at ir@nspr.com, or
                                                    -----------
         2) Call Patrick E. Grady of the Company by telephone at (817) 348-3900 or
         3) Write to INSpire Insurance Solutions, Inc., 300 Burnett Street, Fort Worth, Texas 76102-2799 attention: Patrick E. Grady.

         You will find answers to some frequently asked questions about the Rights Offering beginning on page 1 of the prospectus. You should also refer to the detailed Instructions for Use of INSpire Insurance Solutions, Inc. Subscription Certificates, included with the prospectus. If you do not exercise your rights, your ownership in INSpire Insurance Solutions may be diluted. Please see page 6 of the prospectus for a discussion of dilution and other risk factors. The exercise of rights is irrevocable.

         The Rights Offering expires at 5:00 p.m., Eastern Standard Time, on February 8th, 2002, unless further extended. If you do not exercise your rights before that time, they will expire and will not be exercisable for shares of Common Stock.

                                   Sincerely,

                                   Richard Marxen,
                                   President and Chief Executive Officer


   300 Burnett Street, Fort Worth, TX 76102-2799, 817-348-3900, www.nspr.com

Prospectus Supplement (to Prospectus dated November 30, 2001)          424(b)(3)
                                                      Registration No. 333-71418

                                                    For More Information Contact
                                                  Ann Mirabito - Media Relations
                                                                    817.348.3647
                                                              amirabito@nspr.com

                                              Patrick Grady - Investor Relations
                                                                    817.348.3400
                                                                 pgrady@nspr.com



     INSpire Insurance Solutions Announces Approval of Reverse Stock Split,
                                 Adjournment of
                Special Meeting and Extension of Rights Offering

         FORT WORTH, Texas, January 9, 2002 -- INSpire Insurance Solutions, Inc. (Nasdaq: NSPR), announced that at a special meeting of shareholders held today, a one-for-ten reverse stock split had been approved and that the meeting had been adjourned to provide additional time for shareholders to vote on a proposed rights offering. The Company also announced that it has extended to February 8th, 2002, the period during which shareholders will be permitted to exercise rights to purchase shares of the Company's common stock pursuant to the rights offering.

         The adjourned meeting will be reconvened on February 8th, 2002 at 10:00 a.m. at the Company's offices, 300 Burnett Street, Fort Worth, Texas 76102. Additional time is being provided to vote in light of the fact that the solicitation period included the Christmas and New Year's holidays.

         Shareholders of record as of December 3, 2001, have received a proxy statement and rights offering materials, including a prospectus. To vote their shares with respect to the rights offering, shareholders who hold their shares directly should complete and return the proxy card included with the proxy statement they received earlier. Shareholders who hold their shares through a broker or other nominee should instruct their broker or nominee to vote with respect to the rights offering.

         To exercise their rights in the rights offering, shareholders who hold their shares directly should complete and return the subscription certificate included with the prospectus they received. Shareholders who hold their shares through a broker or other nominee should instruct their broker or nominee that they wish to exercise their rights.

         The Company distributed rights to purchase .66 shares of common stock for each share held on December 3, 2001. The Company did not distribute any fractional rights, but rounded the number of rights each shareholder receives up to the next largest whole number. Each whole right entitles the holder to purchase one share of common stock for $0.40. If a shareholder exercises all of the shareholder's rights, the shareholder may also elect to oversubscribe and purchase additional shares at the same price.

         The rights will be exercisable until 5:00 p.m., Eastern Standard Time, on February 8th, 2002, unless further extended. The rights are not transferable. The common stock issuable upon exercise of rights will be freely transferable, except that common stock held by "affiliates" of the Company may be sold only in compliance with applicable securities laws.

         If shareholders approve the rights offering, the Company intends to complete the rights offering (subject to the Company's right to cancel the rights offering at any time). If shareholders fail to approve the rights offering, it will not be completed.

         In response to questions asked by those present after the shareholders' meeting, Chairman John Pergande described the future of INSpire as positive, "especially when compared to where the company started 2001. If we are successful in signing a number of the prospects we currently have in the sales pipeline, we expect the company to be profitable for the year. It is unclear at this time when we will become cash flow positive, but we hope that it will occur during the second quarter."

         If shareholders have questions or would like additional copies of the proxy or rights offering materials, including the prospectus, they should contact Mellon Investor Services LLC, the Company's information agent, toll free at (800) 953-2599. Or contact INSpire directly:

         1) E-mail to INSpire Investor Relations at ir@nspr.com, or
                                                    -----------
         2) Call Patrick E. Grady of the Company by telephone at (817) 348-3900 or
         3) Write to INSpire Insurance Solutions, Inc., 300 Burnett Street, Fort Worth, Texas 76102-2799 attention: Patrick E. Grady.

         A registration statement relating to the common stock to be issued on exercise of the rights has been filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock, nor shall there be any sale of the common stock pursuant to the rights offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         The record date for the effectiveness of the reverse stock split has not yet been determined. An announcement of the record date will be made in advance.




                                     *****

ABOUT INSPIRE INSURANCE SOLUTIONS

INSpire Insurance Solutions, Inc. offers policy and claims administration solutions for property and casualty insurance carriers, managing general agencies, and brokers. As one of the foremost providers of integrated software systems and turnkey business process outsourcing, INSpire serves clients with needs to enter new markets quickly, reduce expenses, increase customer satisfaction and focus on core competencies. Additional information can be obtained from INSpire's Web site at www.nspr.com or by calling 817-348-3999.

 This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to INSpire or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to INSpire's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to: difficulties associated with growth, INSpire's dependence on major customers and limited operating history, technological change, competitive factors and pricing pressures, product development risks, changes in legal and regulatory requirements, general economic conditions and other factors. Such statements reflect the current views of INSpire's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of INSpire. All subsequent written and oral forward-looking statements attributable to INSpire, or persons acting on its behalf, are expressly qualified in their entirety by this paragraph. In the context of forward-looking information provided in this press release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.